EXHIBIT 10.34

SUBLEASE

Between

INTERNATIONAL BUSINESS MACHINES CORPORATION

Sublandlord,

and

MEDIX RESOURCES, INC.

Subtenant.

Premises:

The Entire 5th Floor at

33 Maiden Lane

New York, NY

Dated: As of December 31, 2003

  SUBLEASE

         THIS SUBLEASE (this "Sublease"), dated as of the 31st day of December, 2003 between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation having an address at New Orchard Road, Armonk, New York 10504 (“Sublandlord”), and MEDIX RESOURCES, INC., a Delaware corporation having an office at 420 Lexington Avenue, New York, NY 10170 (“Subtenant”).

 W I T N E S S E T H:

         1.            DEMISE AND TERM.  Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, those certain premises (the “Subleased Premises”) consisting of the entire fifth (5th) floor (as more particularly identified on Exhibit A annexed hereto and forming a part hereof) in the building located at 33 Maiden Lane, New York, NY (the “Building”) and being a portion of the premises which were leased to Sublandlord under the Lease (as hereinafter defined) together with all fixtures and improvements which, at the commencement of the term of this Sublease (the “Sublease Term,” as defined herein below) or at any time during the Sublease Term, are attached thereto or installed therein and together with all appurtenances to the Sublease Premises, including the right to use, in common with others, the common Building facilities and the Building equipment. The Sublease Term shall be the period commencing on the date (the “Commencement Date”) which shall be the later to occur of (i) January 1, 2004 and (ii) the date upon which the Consents (as defined in Article 29 hereof) are obtained, and ending at 11:59 p.m. on June 29, 2008, unless sooner terminated as herein provided (the “Expiration Date”).

         2.            SUBORDINATE TO THE LEASE.  This Sublease is and shall be subject and subordinate to (i) the lease dated March 29, 1985 between Merit US Real Estate Fund III, L.P., (as successor-in-interest to Maiden Fed LLC and Federal Tower Associates) as Landlord, and Sublandlord, as Tenant, as amended (the “Lease”), and (ii) the matters to which the Lease is or shall be subject and subordinate.  A copy of the Lease (certain financial matters of which have been redacted) has been delivered to and examined by Subtenant and is annexed hereto as Exhibit B and forms a part hereof.

         3.            INCORPORATION BY REFERENCE.  (a) The terms, covenants and conditions of the Lease are incorporated herein by reference so that, except to the extent that they are inapplicable or modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Lease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Lease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant”, or words of similar import, wherever the same appear in the Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” as such terms are used in this Sublease, and as if the words “demised premises” or “Demised Premises” or “Premises” or words of similar import, wherever the same appear in the Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease”, or words of similar import, wherever the same appear in the Lease were construed to mean this “Sublease,” and in Articles 15, 16 and 40, as though the words “Fixed Rent,” and “Tenant's Proportionate Share and Tenant's Tax Share” were construed to mean, respectively, “Base Rent” and “Additional Charges” in this Sublease.  Sections 1.01 and 1.02, Articles 2, 3, 4, 5, 7, 13, Section 19.02, Sections 22.01, 22.02, 22.06, 22.07, 22.09 and 31, Section 32.04, Articles 35, 37, 38, Sections 39.02 and 39.03, Article 42 and Exhibits F, G, I, and J, Lease Modification Agreement, Second Lease Modification Agreement, Third Lease Modification Agreement and Fourth Lease Modification Agreement shall be deemed deleted for the purposes of incorporation by reference in this Sublease. If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.

                     (b)  Whenever in the Lease a time is specified for the giving of any notice or the making of any demand by the tenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding five (5) days thereto; and whenever in the Lease a time is specified for the giving of any notice or the making of any demand by the Landlord thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting five (5) days therefrom, provided, however, that for purposes of the incorporation by reference of Section 17.01 of the Lease the number “15” days in Section 17.01 (a) shall be changed to “5” days and the number “30” in Section 17.01 shall be changed to “15 days”.

         4.            PERFORMANCE BY SUBLANDLORD.  (a) Any obligation of Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Lease may be observed or performed by Sublandlord using reasonable efforts to cause the Landlord under the Lease to observe and/or perform the same, and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord's rights under the Lease, and, notwithstanding any provision to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Lease, Sublandlord shall not be required to make any payment or perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for (i) Sublandlord's obligation subject to any abatement rights contained in the Lease to pay all Fixed Rent and Additional Rent when due under the Lease, and to perform all Sublandlord's obligations under the Lease that are not Subtenant's obligations to perform under the Sublease or are not occasioned by Subtenant's default of an obligation under this Sublease, (ii) Sublandlord's obligation to use reasonable efforts, upon written request of Subtenant, to cause the Landlord under the Lease to observe and/or perform its obligations under the Lease, and (iii) Sublandlord's obligations to cooperate with Subtenant at Subtenant's sole cost and expense as specified in this Sublease.

                     (b) Sublandlord shall not be responsible for any failure or interruption, except by reason of Sublandlord's default under the Lease, of the services or facilities that may be appurtenant to or supplied at the Building by the Landlord under the Lease or otherwise, including, without limitation, heat, air conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities not caused by Sublandlord's default shall give rise to any (a) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord.

                     (c) If Landlord shall default in the performance of any of its obligations under the Lease or if Subtenant wishes to file a protest or dispute any matter or thing Sublandlord has the right to protest or dispute as tenant under the Lease, Subtenant shall have the right, at Subtenant's sole cost and expense, and in the name of Sublandlord, to file any such protest and/or to make, demand or institute any appropriate action or proceeding against Landlord for the enforcement of its obligations. Sublandlord agrees that it shall sign such demands, pleadings and/or other papers and shall otherwise cooperate with Subtenant, as may be reasonably required or necessary, to enable Subtenant to proceed in Sublandlord's name to enforce the obligations of Landlord, provided that Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, any and all loss, cost, damage, expense, penalty or liability (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Sublandlord by reason of the prosecution by Subtenant of any such proceeding or action or the filing of any such protest.  Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant's obligations hereunder be impaired, by reason of (a) the failure of Landlord to keep, observe or perform its obligations pursuant to the Lease, or (b) the acts or omissions of Landlord or any of its agents, contractors, servants, employees, invitees or licensees.

         5.            NO BREACH OF THE LEASE.  Subtenant shall not do or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

         6.            NO PRIVITY OF ESTATE.  Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Landlord under the Lease.

         7.            INDEMNITY.  Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord under the Lease from and against any and all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys' fees, court costs and disbursements, which Sublandlord or Landlord under the Lease may incur or pay by reason of (a) any accidents, damages or injuries to persons or property occurring during this term of this Sublease in, on or about the Subleased Premises, (b) any breach or default hereunder or under the Lease on Subtenant's part, (c) any work done in or to the Subleased Premises by or on behalf of Subtenant (or any person claiming through or under Subtenant), or (d) any act, omission, negligence or other fault on the part of Subtenant and/or its officers, employees, agents, contractors, subcontractors, customers and/or invitees or any person claiming through or under Subtenant; provided, however, that this Article 7 shall not apply to injuries to persons or property caused by the negligence of Sublandlord or Sublandlord's employees, contractors, agents or licensees. If any action or proceeding shall be brought against Sublandlord or Landlord by reason of any such claim, Subtenant, upon notice from Sublandlord, agrees to resist or defend such action or proceeding and to employ counsel therefor reasonably satisfactory to Sublandlord. Subtenant shall pay to Sublandlord on demand all sums which may be owing to Sublandlord by reason of the provisions of the provisions of this Article 7.  Sublandlord's obligations under this Article 7 shall survive the termination of this Sublease.

         8.            REPRESENTATIONS.  Sublandlord covenants, warrants and represents as follows:

(i) The Lease is currently in full force and effect, and Sublandlord is the holder of Tenant's interest under the Lease;

(ii) Sublandlord is not in default in the payment of any Fixed Rent, Additional Rent or other sums of money due and payable under the Lease. In addition, if and only to the extent that there exists any duty or obligation of Sublandlord under the Lease which is not a duty or obligation of Subtenant under this Sublease, with respect to such duty or obligation, Sublandlord shall not take or permit any action or omit to take any action (i) which would be or be deemed a violation or default of any of the terms, agreements, provisions, covenants, conditions and restrictions of the Lease imposing such obligation or duty, or (ii) which would permit the termination of the Lease or the rights of Sublandlord thereunder. Sublandlord shall indemnify and hold Subtenant harmless from and against any and all claims, liabilities, damages, losses, costs and expenses, incurred by Subtenant including without limitation reasonable attorney's fees, arising out of Sublandlord's breach of the requirements set forth above in this Section 8(a) (ii);

(iii) To Sublandlord's knowledge, no events have occurred or conditions exist which, with the giving of notice or passage of time, will constitute a default under the Lease.

(iv) There are no modifications or amendments to the Lease that effect the Subleased Premises other than the Lease Modification Agreement, Second Lease Modification Agreement, Third Lease Modification Agreement and Fourth Lease Modification Agreement;

(v)  Sublandlord shall not consent to any modification or amendment of any of the terms of the Lease which would materially adversely affect the rights of Subtenant under this Sublease without the consent of Subtenant;

         9.            RENT.  (a)  Subtenant shall pay to Sublandlord base rent (the “Base Rent”) hereunder at the annual rate of (i) Three Hundred Ninety Five Thousand Eight Hundred Ninety Two and 00/100 ($395,892.00) Dollars for the period commencing on a date three (3) business days following the Commencement Date (the “Rent Commencement Date”) and ending on December 31, 2004, (ii) Four Hundred Eleven Thousand Seven Hundred Twenty Eight and 00/100 ($411,728.00) Dollars for the period commencing on January 1, 2005 and ending on December 31, 2005, (iii) Four Hundred Twenty Eight Thousand One Hundred Ninety Six and 00/100 ($428,196.00) Dollars for the period commencing on January 1, 2006 and ending on June 30, 2006, (iv) Four Hundred Seventy Two Thousand One Hundred Eighty Eight and 00/100 ($472,188.00) Dollars for the period commencing on  July 1, 2006 and ending on December 31, 2006, (v) Four Hundred Ninety Thousand One Hundred Ninety Two and 00/100 ($490,192.00) Dollars for the period commencing on January 1, 2007 and ending on December 31, 2007, and (vi) Five Hundred Nine Thousand Eight Hundred and 00/100 ($509,800.00) Dollars for the period commencing on January 1, 2008 and ending on the Expiration Date.  Base Rent shall be payable in equal monthly installments in advance on the first day of each month, without notice or demand therefor.  Upon Subtenant's execution hereof, it shall pay the first installment of Base Rent (and, electricity charges) due under this Sublease in the amount of $37,573.08.  If the Rent Commencement Date is not the first day of a month, Base Rent and electrical charges for the period commencing one-hundred twenty-one days following the Rent Commencement and ending on the last day of the month in which such day occurs, apportioned on the basis of the number of days in said month, shall be paid on the first day of such month.  Base Rent and all other amounts payable by Subtenant to Sublandlord under the provisions of this Sublease (herein called the “Additional Charges”) shall be paid promptly when due, without notice on demand therefor, and without deduction, abatement, counterclaim or set off of any amount or for any reason whatsoever. Provided that Subtenant is not then in default of the terms and conditions of this Sublease, Subtenant shall be entitled to a rent concession of $98,973 for the period commencing on the Rent Commencement Date and ending ninety (90) days thereafter.

                     (b)         Base Rent and Additional Charges shall be paid to Sublandlord in lawful money of the United States by check drawn on a bank which is a member of the New York Clearing House Association or a successor thereto, to Scribcor Inc., as agent for IBM Lease Administration, P.O. Box 809224, Chicago, Illinois 60680-9224, or to such other person and/or at such other address as Sublandlord may from time to time designate by notice to Subtenant.  No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Base Rent or Additional Charges; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept and deposit any check or payment without prejudice to Sublandlord's right to recover the balance due or to pursue any other remedy available to Sublandlord.

         10.            LATE CHARGES.  If payment of any Base Rent or Additional Charges shall not have been paid within five (5) days after the date on which such amount was due and payable hereunder, such unpaid sums shall bear interest from the date due until paid in an amount equal to the greater of (i) ten (10%) percent per annum or (ii) four (4) percent per annum above the prime rate of interest announced from time to time by Citibank, N.A. and such sums shall be added to the sum due and shall be deemed Additional Charges hereunder.  If Subtenant shall issue a check to Sublandlord which is returned unpaid for any reason, Subtenant shall pay to Sublandlord an additional charge of $500.00 for Sublandlord's expenses in connection therewith.  Nothing in this Section contained and no acceptance of late charges by Sublandlord shall be deemed to extend or change the time for payment of Base Rent or Additional Charges.

         11.            ADDITIONAL CHARGES/ELECTRICITY. (a) Subtenant shall pay Sublandlord for electricity consumed within the Subleased Premises at the annual rate of $54,985, payable monthly in advance together with Base Rent in installments of $4,582.08 per month, which amount shall not be subject to escalation or increase during the Sublease Term.

                     (b)  Subtenant shall pay Sublandlord upon demand any charge, cost or expense incurred by Sublandlord as a result of Subtenant's acts or requests in or in respect of the Subleased Premises including, without limitation, costs imposed upon Sublandlord by virtue of Subtenant's request for special or after hours cleaning, heating, ventilating, air conditioning, elevator and other similar overtime or extra charges for services requested by Subtenant or incurred in respect of the Subleased Premises that exceed services in respect of the Subleased Premises to which Sublandlord is entitled under the Lease.

                     (c)  Subtenant's obligations to pay any additional rent and/or any Additional Charges hereunder shall survive the expiration or sooner termination of this Sublease and, except as may be herein provided, all sums payable by Subtenant to Sublandlord pursuant to this Sublease as Additional Charges shall be collectible by Sublandlord in the same manner as Base Rent.

         12.            USE.  Subtenant shall use and occupy the Subleased Premises for general offices in connection with Subtenant's business and for no other purpose whatsoever.  Subtenant shall comply with the certificate of occupancy relating to the Subleased Premises and with all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to Subtenant's use and occupancy of the Subleased Premises.

         13.            CONDITION OF SUBLEASED PREMISES.  Subtenant acknowledges that it has fully inspected the Subleased Premises, is subleasing the Subleased Premises "as is" and Sublandlord is not required to perform any work or, except as otherwise provided herein, expend any monies in connection with this Sublease. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Premises, except as specifically set forth in this Sublease.  Landlord shall have no obligation to alter, improve, decorate, repair or otherwise prepare the Premises for Tenant's occupancy, except as specifically set forth in this Sublease.  All understandings and agreements heretofore made between the parties hereto are merged in this Sublease, which alone fully and completely expresses the agreement between Sublandlord and Subtenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or affect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.  In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made.  Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations, and inspections of the Subleased Premises.

         14.            CONSENTS AND APPROVALS.  In any instance when Sublandlord's consent or approval is required under this Sublease, Sublandlord's refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, following Sublandlord's prompt submission of Subtenant's request to Landlord, such consent or approval has been refused by the Landlord under the Lease.  Other than submitting Subtenant's request for approval to Landlord, and communicating to Subtenant any further questions or requirements communicated by Landlord with respect to Subtenant's request for approval, Sublandlord shall have no obligation to take any action to compel the Landlord under the Lease to consent to any matter or thing under the Lease or as to this Sublease.  In the event that Subtenant shall seek the approval by or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being intended that Subtenant's sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases where Sublandlord shall have expressly agreed in writing not to unreasonably withhold or delay its consent.

         15.            NOTICES.  All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be sent by (i) United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid and reputable overnight delivery service, (ii) by hand delivery or (iii) reputable overnight delivery service.  Notices, consents, approvals, demands and requests which are served upon Sublandlord by Subtenant or upon Subtenant by Sublandlord shall be deemed to have been given or served (x) on the third (3rd) calendar day following the date after the depositing thereof into the exclusive custody of the United States Postal Service, (y) on the date hand delivered or (z) on the first business day following the sending thereof by reputable overnight delivery service.  All notices, consents, approvals, demands and requests given to Subtenant shall be addressed to Subtenant at the Subleased Premises, and a further copy shall be addressed to Warshaw Burstein Cohen Schlesinger & Kuh, LLP, 555 Fifth Avenue, New York, NY 10017, Attention: Allison S. Prouty, Esq.  All notices, consents, approvals, demands and requests given to Sublandlord shall be in duplicate, and until such time as Sublandlord shall designate otherwise, one such duplicate shall be addressed to Sublandlord c/o International Business Machines Corporation, RESO Economic Development and Operations at Route 100, Somers, NY 10589, Attn:  NYC Real Estate Program Manager and to Sublandord at New Orchard Road, Armonk, NY 10504, Attn:  Associate General Counsel, and a further copy shall be addressed to Zukerman Gore & Brandeis, LLP, 900 Third Avenue, New York, New York 10022, Attention: Jeffrey D. Zukerman, Esq. Sublandlord and Subtenant may from time to time change the names and/or addresses to which notices, consents, approvals, demands and requests given to either shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Article.

            16.             TERMINATION OF THE LEASE.  If for any reason the term of the Lease shall terminate prior to the expiration date of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless both (a) Subtenant shall not then be in default hereunder and (b) said termination shall have been effected because of the breach or default of Sublandlord under the Lease. In the event of a default by Sublandlord as tenant under the Lease resulting in the termination thereof, Subtenant hereunder shall, at the option of Landlord, attorn to and recognize Landlord as Sublandlord hereunder and shall promptly upon Landlord's request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition.

            17.            ASSIGNMENT AND SUBLETTING.  Except as permitted pursuant to Sections 22.03 and 22.04 of the Lease incorporated by reference herein, Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the prior written consent of Sublandlord and Landlord in each instance, which consent of Sublandlord shall not unreasonably be withheld or delayed.  Subject to the approval of Sublandlord and Landlord, in the event of a further subletting by Subtenant of the Subleased Premises, Subtenant shall pay to Sublandlord fifty percent (50%) of the gross amount paid and other consideration payable under the sub-sublease to Subtenant by the sub-subtenant, less-Subtenant's actual out of pocket reasonable costs in connection with such sub-lease, including, but not limited to, reasonable costs associated with altering and preparing the Subleased Premises for the sub-lease, reasonable and customary brokers' commissions, attorneys' fees and disbursements, and any and all other reasonable and customary expenses chargeable against the Subleased Premises and rental thereof, in excess of the Base Rent and Additional Charges accruing during the term of the sub-sublease in respect of the Subleased Premises (at the rate per square foot payable by Subtenant hereunder) pursuant to the terms hereof (excluding any and all sums paid for the sale or rental of Subtenant's fixtures, leasehold improvements, equipment, furniture or other personal property).

         18.            INSURANCE.  (a) Subtenant shall maintain throughout the term of this Sublease comprehensive general liability insurance (including contractual liability) in respect of the Subleased Premises and the conduct and operation of business therein, including, without limitation, any claim relating to the Furniture (as such term is hereinafter defined), with Sublandlord, the Landlord, any superior lessor, any superior mortgagee and any of their respective agents as insureds, with limits of not less than the greater of (i) such amounts as may be required by Landlord pursuant to the Lease or (ii) $3,000,000, and otherwise in accordance with Article 8 of the Lease.  Subtenant shall deliver to Sublandlord and the Landlord under the Lease fully paid-for certificates prior to the Commencement Date.  Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublandlord and the Landlord under the Lease such renewal certificates at least fourteen (14) days before the expiration of any existing policy.  All such policies shall be written on an occurrence basis, be issued by companies licensed to do business in the State of New York, and shall have a rating no less than that required by Article 8 of the Lease, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Sublandlord and the Landlord under the Lease are given at least thirty (30) days' prior written notice of such cancellation or modification.

                   (b)            Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the Landlord under the Lease and Sublandlord under this Sublease which Sublandlord is required to provide pursuant to the provisions of the Lease.  Sublandlord and Subtenant shall each secure an appropriate clause in, or endorsement upon, each insurance policy obtained by such party in connection herewith, pursuant to which the respective insurance companies waive subrogation against the other. Subtenant hereby releases the Landlord under the Lease or anyone claiming through or under the Landlord by way of subrogation or otherwise and Sublandlord under this Sublease to the extent that Sublandlord, as tenant, released the Landlord, as landlord, and/or the Landlord was relieved of liability or responsibility pursuant to the provisions of the Lease.

         19.            SECURITY DEPOSIT.  (a) Subtenant shall deposit with Sublandlord upon its execution hereof the sum of Two Hundred Forty One Thousand Five Hundred Ninety and 50/100 ($241,590.50) Dollars as security (the "Security Deposit") for the performance by Subtenant of all of the terms, covenants and conditions of this Sublease on Subtenant's part to be performed.  Sublandlord shall have the right following Subtenant's failure to cure a default, after notice and expiration of any applicable period to cure, without additional notice to Subtenant, and regardless of the exercise of any other remedy Sublandlord may have by reason of a default, to apply any part of said Security Deposit to cure such default of Subtenant, and, if Sublandlord does so, Subtenant shall, without requirement for any notice or demand, deposit with Sublandlord the amount so applied so that Sublandlord shall have the full amount of the security at all times during the term of this Sublease.  If Subtenant shall fail to make such deposit, Sublandlord shall have the same remedies for such failure as Sublandlord has for a default in the payment of Base Rent.  In the event of an assignment or transfer of the leasehold estate under the Lease, Sublandlord shall have the right to transfer the Security Deposit to the assignee (following prior written notice to Subtenant of the name, address, and telephone number of the assignee and assignee's counsel, if known, and the name, address and account information of the new depository of the Security Deposit, which shall be a nationally recognized financial institution and located within the continental United States), and in such event, (a) Sublandlord shall thereupon be automatically released by Subtenant from all liability for the return of such Security Deposit, and (b) Subtenant shall look solely to the assignee for the return of said Security Deposit, and the foregoing provisions of this sentence shall apply to every transfer made of the Security Deposit to a new assignee of Sublandlord's interest in the Lease.  If Subtenant shall fully and faithfully comply with all of the terms, covenants and/or conditions of this Sublease, the Security Deposit shall be returned to Subtenant without interest within sixty (60) days after the date fixed as the end of this Sublease and after delivery of the Subleased Premises to Sublandlord in the manner and condition required by this Sublease and the Lease.  Sublessee may maintain the Security Deposit, if in cash, in a commingled non-interest bearing account.  The Security Deposit shall not be assigned or encumbered by Subtenant and any attempted assignment or encumbrance by Subtenant shall be void.

                     (b)            Subtenant shall have the option to substitute, in lieu of the cash Security Deposit, an unconditional irrevocable letter of credit (the “Letter of Credit”) governed by the Uniform Customs and Practices for Documentary Credits (1993 revisions), International Chamber of Commerce Publication No. 500, as revised from time to time, provided that the Letter of Credit shall be satisfactory in form and content to Sublandlord, in its sole discretion, and shall be issued to Sublandlord as beneficiary, by such lending institution as is reasonably satisfactory to Sublandlord and qualified to transact banking business in New York and with an office in New York City, at which drafts drawn on the Letter of Credit may be presented.  In the event that Subtenant elects to post the Letter of Credit, the Letter of Credit shall either (i) expire on the date which is sixty (60) days after the expiration of the Lease (the “LC Date”), (ii) be automatically self renewing until the LC Date, or (iii) if the Letter of Credit expires prior to the LC Date and is not self renewing, provide the Sublandlord with a sixty-day (60) period to draw on the Letter of Credit following notice to Sublandlord that the Letter of Credit will not be renewed. Sublandlord shall be permitted to draw upon the Letter of Credit, in whole or in part, under the same terms and conditions under which Sublandlord is permitted to draw down the cash Security Deposit (as provided in subparagraph (a) above) all upon presentation of Sublandlord's sight draft accompanied only by the Letter of Credit and Sublandlord's signed statement that Sublandlord is entitled to draw on the Letter of Credit pursuant to this Sublease.  Subtenant shall be solely responsible for payment of any and all costs and expenses associated with the obtaining and maintaining of Letter of Credit. The Letter of Credit shall not be assigned or encumbered by Subtenant and any attempted assignment or encumbrance by Subtenant shall be void.  Subtenant may at any time substitute a full cash Security Deposit for the Letter of credit and upon such substitution, Sublandlord shall return the Letter of Credit to Subtenant.

         20.            ESTOPPEL CERTIFICATES.  Subtenant shall, within ten (10) business days after each and every request (not to exceed a reasonable number) by Sublandlord, execute, acknowledge and deliver to Sublandlord a statement in writing (a) certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), (b) specifying the dates to which the Base Rent and Additional Charges have been paid, (c) stating whether or not, to the best knowledge of Subtenant, Sublandlord is in default in performance or observance of its obligations under this Sublease, and, if so, specifying each such default, (d) stating whether or not, to the best knowledge of Subtenant, any event has occurred which with the giving of notice or passage of time, or both, would constitute a default by Sublandlord under this Sublease, and, if so, specifying each such event, and (e) stating whether Subtenant has exercised any option(s) to extend the term of this Sublease, and, if so, specifying each such extension.  Any such statement delivered pursuant to this Section may be relied upon by any prospective assignee or transferee of the leasehold estate under the Lease.  If Sublandlord and Landlord consent to a proposed sub-subletting or assignment of this Sublease, in connection therewith, Sublandlord shall certify to such proposed sub-subtenant or assignee in writing whether this Sublease is then in full force and effect and whether, to Sublandlord's knowledge, Subtenant is then in default of the terms hereof.

         21.            ALTERATIONS.  Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition in or to the Subleased Premises without (a) obtaining the prior written consent of Sublandlord and the Landlord in each instance, which consent from Sublandlord shall not be unreasonably refused, withheld or delayed, and (b) complying with each condition imposed by Sublandlord and/or Landlord in connection therewith including, without limitations, the provisions of the Lease with respect thereto.

         22.            RIGHT TO CURE DEFAULTS.  If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder then Sublandlord shall have the right, but not the obligation, after the lesser of fifteen (15) days' notice to Subtenant or the time within which Landlord under the Lease may act on Sublandlord's behalf under the Lease, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees.  Subtenant shall pay to Sublandlord upon demand all sums so paid by Sublandlord and all incidental costs and expenses of Sublandlord in connection therewith, together with interest thereon at the rate of one and one-half (1/2%) percent per calendar month or any part thereof or the then maximum lawful interest rate, whichever shall be less, from the date of the making of such expenditures.

         23.            BROKERAGE.  Subtenant represents and warrants to Sublandlord that no broker or other person had any part, or was instrumental in any way, in bringing about this Sublease, other than Grubb & Ellis Company and Colliers ABR, Inc. (collectively, the “Brokers”).  Subtenant agrees to indemnify, defend and hold harmless, Sublandlord from and against any claims loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys' fees) as a consequence of any misrepresentation herein with respect to the Brokers by Subtenant.  Any brokerage commissions and charges in connection with this Sublease shall be paid by Sublandlord pursuant to separate agreements between Sublandlord and the Brokers.  This Article 23 shall survive the termination of this Sublease.

         24.            END OF SUBLEASE TERM; WAIVER.  If Subtenant holds over after the end of the term without the written consent of Sublandlord and Landlord, then Subtenant shall be deemed to be a Subtenant at will and shall be liable to Sublandlord for (i) all losses and damages which Sublandlord may incur or sustain by reason thereof (which may include, without limitation, rent, additional rent and penalties attributable to the entire premises leased to Sublandlord by Landlord under the Lease), including, without limitation, attorneys' fees, court costs and disbursements and Subtenant shall indemnify Sublandlord against all claims made by any party against Sublandlord arising out of or resulting from Subtenant's failure to timely surrender and vacate the Subleased Premises, including, without limitation, consequential damages and (ii) per diem use and occupancy in respect of the Subleased Premises equal to two (2) times the Base Rent and Additional Charges payable hereunder for the last year of the term of this Sublease (which amount the parties agree is the minimum to which Sublandlord would be entitled and is presently contemplated by them as being fair and reasonable under the circumstances and not as a penalty). In no event shall any provision hereof be construed as permitting Subtenant to hold over in possession of the Subleased Premises (or any portion thereof) after the expiration or termination of the term hereof, and no acceptance by Sublandlord of payments from Subtenant after the expiration or termination of the term hereof shall be deemed other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Article.  The provisions of this Article 24 shall survive the expiration or earlier termination of this Sublease.

         25.            WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM.

Subtenant hereby waives all right to trial by jury in any summary proceeding or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages.  Subtenant also hereby waives all right to assert or interpose a counterclaim in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises other than a compulsory counterclaim.

         26.            COMPLETE AGREEMENT.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties hereto.

         27.            SUCCESSORS AND ASSIGNS.  The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

         28.            INTERPRETATION.  Notwithstanding the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of New York. If any provision of this Sublease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.  If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word "person" as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

         29.            CONSENT OF LANDLORD UNDER THE LEASE.  This Sublease shall have no effect until Landlord and, if necessary, any mortgagee and/or ground lessor of the Building shall have each given its written consent hereto (collectively, the “Consents”) in accordance with the terms of the Lease.  Sublessee shall execute and deliver any documents and information required by the Landlord in connection with its granting its consent to this Sublease. If the Consents to this Sublease are not obtained for any reason whatsoever by 5:00 p.m. New York on the date which shall be sixty (60) days from the date hereof (the “Consent Date”) either party may give the other party hereto five (5) business days written notice that this Sublease shall be deemed null and void and of no effect; provided, however, that in the event that the Consents are obtained prior to the fifth (5th) business day after such notice is so given, this Sublease shall not be deemed null and void and shall remain in full force and effect as though such notice had not been given.  If this Sublease is deemed null and void and of no effect and if Sublessee is in possession of all or any portion of the Subleased Premises, Sublessee shall immediately quit and surrender to Sublessor the Subleased Premises, shall remove all of its property and repair all damage caused by such removal and restore the Subleased Premises to the condition in which they were prior to the installation of the items so removed.  Notwithstanding this Sublease being deemed null and void and of no effect as aforesaid, if Sublessee shall have been in possession of all or any part of the Subleased Premises, Sublessee shall pay to Sublessor the Base Rent and Additional Charges for the period prior to Sublessor's quitting and surrendering the Subleased Premises as aforesaid.

            30.            HAZARDOUS MATERIALS.  Subtenant covenants and agrees that it shall not bring any Hazardous Materials (as hereinafter defined) into or onto the Subleased Premises. In the event that Hazardous Materials are brought onto the Subleased Premises by Subtenant or any agent, employee or officer thereof, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all losses, claims, payments, judgments, liens, assessments, liabilities, costs and expenses (including, without limitation, penalties, interest, punitive damages, attorneys' fees, disbursements and court costs) arising out of, as a result of, or incident to, the presence of any such Hazardous Materials on, under or about the Subleased Premises or the emanation of any such Hazardous Materials from the Subleased Premises. “Hazardous Materials” means any and all hazardous or toxic substances or wastes (as so categorized by any law); petroleum or crude oil or any constituent, fraction or product thereof; asbestos; and polychlorinated biphenyls.

            31.            DEFAULT OF SUBTENANT.  In the event that Subtenant shall default in the performance of any of the terms, covenants and conditions on its part to be performed under this Sublease, or in the event that Subtenant shall default in the performance of any of the terms, covenants and conditions on the tenant's part to be performed under the Lease that are incorporated by reference herein and the same are not cured at least five (5) days prior to the expiration of the time for the curing thereof under this Sublease or the Lease, as incorporated by reference herein, then Sublandlord shall have the same rights and remedies with respect to such default as are given to Landlord under the Lease with respect to defaults by the tenant under the Lease, all with the same force and effect as though the provisions of the Lease with respect to defaults and the rights and remedies of Landlord thereunder in the event thereof were set forth at length herein.  Subtenant and Sublandlord agree promptly to give notice to the other of any notices of default relating to the Subleased Premises which may be received by either from Landlord, but failure of Sublandlord to give such notice to Subtenant shall not diminish Subtenant's obligations hereunder. If Subtenant shall default in the performance of any of Subtenant's obligations under this Sublease or under the provisions of the Lease, Sublandlord, without thereby waiving such default, may, at Sublandlord's option, perform the same for the account and at the expense of Subtenant.

            32.            FURNITURE.  So long as Subtenant is not in default of the terms and conditions of this Sublease, during the term of this Sublease, Subtenant shall be permitted to use Sublandlord's furniture (the “Furniture”) and on June 29, 2008 (the “End of Term”), provided that Subtenant is not then in default of the terms and conditions of this Sublease, such Furniture shall become the property of Subtenant; provided, however, that:  (i) Subtenant acknowledges and agrees that the Furniture is being delivered to Subtenant in its “AS IS” “WHERE IS” condition on the Commencement Date, without representation or warranty as to fitness, merchantability or use or any other representation of any kind whatsoever; (ii) Subtenant shall maintain throughout the term of this Sublease insurance for the Furniture insuring the full replacement cost thereof, and such policy shall be issued by companies licensed to do business in New York and shall be rated “A”X or better by Best's Rating Guide, and Subtenant shall deliver to Sublandlord a fully paid for policy or certificate of insurance with respect thereto prior to the Commencement Date; and (iii) the Furniture shall remain upon and be delivered to Sublandlord at the termination of this Sublease if the same shall occur prior to the End of Term, in the same condition as delivered to Subtenant on the Commencement Date, reasonable wear and tear accepted.  Subtenant shall be responsible for any applicable transfer taxes imposed by any governmental authority (“Transfer Taxes”) upon the transfer of the Furniture upon the End of Term.  Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any loss, cost or expense incurred as a result of any damage to the Furniture or any repairs required thereto, or any failure to pay the Transfer Taxes.  Subtenant shall be responsible, at its sole cost and expense, for the repairs, maintenance and replacement, to the extent necessary, of the Furniture during the term of this Sublease. Except as otherwise set forth herein, Subtenant (i) shall have no ownership interest in or to the Furniture, (ii) shall not be entitled to allow any other party to use the Furniture, and (iii) shall not be entitled to dispose of, encumber or otherwise convey the Furniture.  This Article shall survive the termination of this Sublease.

                     33.            SUBLANDLORD'S CONTRIBUTION.  (a) Sublandlord shall reimburse Subtenant for Reimbursable Costs (as hereinafter defined) incurred by Subtenant in the performance of the Subtenant's Work (as hereinafter defined) in an amount (“Sublandlord's Contribution”) not to exceed Forty Five Thousand and 00/100 ($45,000.00) Dollars, upon satisfaction of, and subject to, the following terms and conditions:

(i)        the Subtenant's Work shall have been substantially completed in accordance with the plans and specifications approved in advance in writing by Sublandlord and Landlord;

(ii)       Subtenant shall simultaneously therewith supply Sublandlord with evidence reasonably satisfactory to Sublandlord establishing (x) the cost of the Subtenant's Work and the Reimbursable Costs and (y) that all sums, once Sublandlord's Contribution is paid, due and owing to contractors, subcontractors and materialmen shall have been paid in full.  Upon payment of Sublandlord's Contribution Subtenant shall simultaneously deliver to Sublandlord a release from all contractors stating that such contractors have been paid in full as well as lien waivers from such contractors, subcontractors and materialmen.  If necessary, Subtenant shall provide evidence reasonably satisfactory to Sublandlord that all governmental authorities have issued final approval of the work as built and occupancy of the space concerned;

(iii)      Subtenant is not then in default under the terms of this Sublease beyond the expiration of applicable notice and grace periods; and

(iv)      Subtenant makes such request for Sublandlord's Contribution within one hundred twenty (120) days from the Commencement Date.

                     (b)         As used herein, “Subtenant's Work” shall mean the work to be performed by Subtenant to paint the Subleased Premises and to create openings in four (4) offices within the Subleased Premises, and alterations and improvements related thereto; and “Reimbursable Costs” shall mean the following types of costs incurred by Subtenant in connection with Subtenant's work: all hard costs, including, without limitation, construction costs, supervision fees and general contractor fees incurred in the performance of Subtenant's Work.

         IN WITNESS WHEREOF, Sublandlord and Subtenant have hereunto executed this Sublease as of the day and year first above written.

SUBLANDLORD:

INTERNATIONAL BUSINESS MACHINES CORPORATION

By: /s/ Ted Chen

      Name: Ted Chen

      Title:  Program Manager

SUBTENANT:

MEDIX RESOURCES, INC.

By:/s/ Andrew Brown

      Name: Andrew Brown

      Title: President and Chief Operating Office

  EXHIBIT A

     Floor Plan

  EXHIBIT B

            Lease

	TABLE OF CONTENTS	Page
1	DEMISE AND TERM	1
2	SUBORDINATE TO THE LEASE	1
3	INCORPORATION BY REFERENCE	1
4	PERFORMANCE BY SUBLANDLORD	2
5	NO BREACH OF THE LEASE	2
6	NO PRIVITY OF ESTATE	2
7	INDEMNITY	3
8	REPRESENTATIONS	3
9	RENT	3
10	LATE CHARGES	4
11	ADDITIONAL CHARGES/ELECTRICITY	4
12	USE	5
13	CONDITION OF SUBLEASED PREMISES	5
14	CONSENTS AND APPROVALS	5
15	NOTICES	5
16	TERMINATION OF THE LEASE	6
17	ASSIGNMENT AND SUBLETTING	6
18	INSURANCE	6
19	SECURITY DEPOSIT	7
20	ESTOPPEL CERTIFICATES	8
21	ALTERATIONS	8
22	RIGHT TO CURE DEFAULTS	8
23	BROKERAGE	8
24	END OF SUBLEASE TERM; WAIVER	8
25	WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM	9
26	COMPLETE AGREEMENT	9
27	SUCCESSORS AND ASSIGNS	9
28	INTERPRETATION	9
29	CONSENT OF LANDLORD UNDER THE LEASE	9
30	HAZARDOUS MATERIALS	10
31	DEFAULT OF SUBTENANT	10
32	FURNITURE	10
33	SUBLANDLORD'S CONTRIBUTION	11
	EXHIBITS
	EXHIBIT A - Floor Plan
	EXHIBIT B - Lease